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
Pricing Supplement Dated January 7, 2000                                      Rule 424(b)(2)
(To Prospectus Dated April 13, 1998
and Prospectus Supplement dated October 23, 1998)                         File No. 333-49359
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                          CenterPoint Properties Trust
                        Medium-Term Notes -- Fixed Rate

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
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Agent:                       Lehman Brothers, BancOne Capital Markets, Banc of America
                             Securities, A.G. Edwards & Sons and First Union Securities
Principal Amount:            $150,000,000.00
Agent's Discount
 or Commission:              $675,000.00
Net Proceeds to              $149,050,500.00
 Company:
Interest Rate:               7.969% per annum
Issue Date:                  01/07/00
Maturity Date:               01/15/03
Interest Payment Dates:      The 15th day of each January and July and at Maturity,
                             commencing July 15, 2000 and ending on the Maturity Date.

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Calculation Agent:           CENTERPOINT
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
Interest Calculation:
        /X/  Regular Fixed Rate Note

Day Count Convention:
        / /  Actual/360 for the period from / / to / /
        / /  Actual/Actual for the period from / / to / /
        /X/  30/360 for the period from 03/10/99 to 03/15/04

Redemption:
        /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
        / /  Initial Redemption Date:
             Initial Redemption Percentage: ___%
             Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
        /X/  The Notes cannot be repaid prior to the Maturity Date.
        / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
        / /  Option Repayment Date(s):
             Repayment Price: ___%

Currency:
        Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: / / Yes  /X/ No
        Total Amount of OID:                  Yield to Maturity: 8.141

Form:        /X/ Book-Entry                   / / Certificated
Other:       / / Principal                    /X/ Agent
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